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                                                                     Exhibit 3.1
                                    FORM OF
                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                            HARVARD BIOSCIENCE, INC.

         Harvard Bioscience, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         1. The name of the Corporation is Harvard Bioscience, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 8, 2000 (the "Original Certificate"). The name under which the Corporation filed the Original Certificate was Harvard Bioscience, Inc.

         2. This Amended and Restated Certificate of Incorporation (the "Certificate") amends, restates and integrates the provisions of the Original Certificate, and was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (the "DGCL").

         3. The text of the Original Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.

                                    ARTICLE I

         The name of the Corporation is Harvard Bioscience, Inc.

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

                                   ARTICLE IV

                                  CAPITAL STOCK

         The total number of shares of capital stock which the Corporation shall have authority to issue is eighty-five million five hundred seventeen thousand eight hundred (85,517,800)



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shares, of which (i) eighty million (80,000,000) shares shall be a class designated as common stock, par value $.01 per share (the "Common Stock"), (ii) four hundred sixty-nine thousand three hundred (469,300) shares shall be a class designated as Series A Redeemable Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), (iii) forty-eight thousand five hundred (48,500) shares shall be a class designated as Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock") and (iv) five million (5,000,000) shares shall be a class designated as undesignated preferred stock, par value $.01 per share (the "Undesignated Preferred Stock" and, together with the Series A Preferred Stock and the Series B Preferred Stock, the "Preferred Stock").

         The number of authorized shares of the class of Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote, without a vote of the holders of the Preferred Stock (subject to the terms of the Series A Preferred Stock and the Series B Preferred Stock and except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock).

         The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

                                 A. COMMON STOCK

         Subject to all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Article IV (or in any certificate of designations of any series of Undesignated Preferred Stock):

         (a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the "Directors") and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; PROVIDED, HOWEVER, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;

         (b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of


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dividends, but only when and as declared by the Board of Directors of the
Corporation (the "Board of Directors") or any authorized committee thereof; and

         (c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

                   B. SERIES A REDEEMABLE PREFERRED STOCK AND
                      SERIES B CONVERTIBLE PREFERRED STOCK.

         1. DESIGNATION; NUMBER OF SHARES. A total of 469,300 shares of the Corporation's Preferred Stock shall be designated as Series A Redeemable Preferred Stock, $0.01 par value per share (the "Series A Preferred Stock"). A total of 48,500 shares of the Corporation's Preferred Stock shall be designated as Series B Convertible Preferred Stock, $0.01 par value per share (the "Series B Preferred Stock") (the Series A Preferred Stock and the Series B Preferred Stock are hereinafter sometimes referred to collectively in this Section B as the "Preferred Stock"). The relative rights, preferences, restrictions and other matters relating to the Preferred Stock are as follows:

         2. DIVIDENDS.

                  (a) CUMULATIVE; RATE. The holders of the outstanding shares of Preferred Stock shall be entitled to receive cash dividends, when, as and if declared by the Board of Directors, out of assets which are legally available for the payment of such dividends and contingent upon and limited to the extent of earnings. Dividends shall be cumulative and will accrue: (i) on each share of Series A Preferred Stock from the date of issue thereof and (ii) on each share of Series B Preferred Stock from the later of (x) the date of issue thereof and
(y) March 3, 2000, in each case, whether or not earned or declared by the Board of Directors. Except as otherwise set forth herein, the annual dividend rate per share: (1) of Series A Preferred Stock shall be $.25569998 (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Corporation (hereinafter an "Equitable Adjustment")) and (2) of Series B Preferred Stock shall be $1.443 (subject to Equitable Adjustment). Dividends on the Preferred Stock shall be payable on each January 1, April 1, July 1 and October 1 in each year; PROVIDED, HOWEVER, that no dividend shall be payable until: (i) in the case of the Series A Preferred Stock, March 15, 1997 and (ii) in the case of the Series B Preferred Stock, March 3, 2001. In addition, the Series B Preferred Stock shall rank senior to the Series A Preferred Stock with respect to dividends, and as a result, no dividend shall be paid in respect of shares of the Series A Preferred Stock unless all accrued dividends that have become payable in respect of the Series B Preferred Stock shall have been paid. In the event a dividend is not paid when due (the "Dividend Payment Date") the annual dividend rate per share: (a) of the Series A Preferred Stock shall be $.319624976 (which amount shall be subject to Equitable


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Adjustment) and (b) of the Series B Preferred Stock shall be $1.80375 (which amount shall be subject to Equitable Adjustment), in each case accruing from the first day of the dividend period immediately succeeding the dividend period in which such unpaid dividend accrued and continuing until all accrued dividends on such series of Preferred Stock have been paid in full, whereupon the dividend rate shall return to the rate specified in clause (1) or (2) above, as applicable. Dividends payable on the Preferred Stock for any period less than a full quarter shall be computed on the basis of the actual number of days elapsed and a 360-day year, consisting of four 90-day quarters. Notwithstanding anything to the contrary contained herein, all accrued and unpaid dividends shall be payable upon liquidation, dissolution or winding up of the Corporation within the meaning of Section B.3 hereof or upon redemption as provided in Section B.5 hereof.

                  (b) RESTRICTIONS.

                      (i) SERIES A PREFERRED STOCK. Unless all accrued dividends on each share of the Series A Preferred Stock shall have been paid, no dividend shall be paid or declared, and no distribution shall be made on any Series A Junior Stock (as defined below) (other than a stock dividend on Common Stock solely in the form of additional shares of Common Stock). Furthermore, except to the extent in any instance written approval is provided by the holders of at least a majority of the outstanding shares of Series A Preferred Stock (the "Majority A Holders"), the Corporation shall not declare or pay any dividends, or purchase, redeem, retire, or otherwise acquire for value any of its capital stock ranking junior to the Series A Preferred Stock (or rights, options or warrants to purchase such shares), now or hereafter outstanding (collectively, "Series A Junior Stock"), return any capital to any stockholders holding any Series A Junior Stock as such, or make any distribution of assets on such Series A Junior Stock, or permit any subsidiary to do any of the foregoing, except that wholly-owned subsidiaries may declare and make payment of cash and stock dividends, return capital and make distributions of assets to the Corporation.

                      (ii) SERIES B PREFERRED STOCK. Unless all accrued dividends on each share of the Series B Preferred Stock shall have been paid, no dividend shall be paid or declared, and no distribution shall be made on any Series B Junior Stock (as defined below) (other than a stock dividend on Common Stock solely in the form of additional shares of Common Stock). Furthermore, except to the extent in any instance written approval is provided by the holders of at least a majority of the outstanding shares of Series B Preferred Stock (the "Majority B Holders"), the Corporation shall not declare or pay any dividends, or purchase, redeem, retire, or otherwise acquire for value any of its capital stock ranking junior to the Series B Preferred Stock, including for all purposes unless otherwise specifically set forth herein, the Series A Preferred Stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding (collectively, "Series B Junior Stock"), return any capital to any stockholders holding any Series B Junior Stock as such, or make any distribution of assets on such Series B Junior Stock, or permit any subsidiary to do any of the foregoing, except that wholly-owned subsidiaries may declare and make payment of cash and stock dividends, return capital and make distributions of assets to the Corporation.


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                      (iii) GENERAL. Nothing in this Section B.2(b) shall
prevent the Corporation from:

                            (1) effecting a stock split or declaring or paying any dividend consisting of shares of any class of capital stock to the holders of shares of such class of capital stock; or

                            (2) complying with any specific term or
     provision of the Preferred Stock, or any other class or series of the Corporation's capital stock ranking senior to or on parity with the Preferred Stock; or

                            (3) repurchasing any security issued to any officer, employee, director or consultant of the Corporation pursuant to the Corporation's 1996 Stock Option and Grant Plan, or any other stock option plan approved by the Majority A Holders and the Majority B Holders, pursuant to any rights of first refusal or repurchase rights of the Corporation under such plan(s); or

                            (4) repurchasing any security required to be repurchased pursuant to and in accordance with the provisions of the Amended and Restated Securityholders' Agreement among the Corporation and certain stockholders of the Corporation named therein dated as of March 2, 1999 (as amended, modified and supplemented from time to time, the "Securityholders' Agreement"); or

                            (5) complying with any specific term or provision of the warrants (the "Warrants") purchased pursuant to the Investment and Stockholders' Agreement dated March 15, 1996 among the Corporation and certain stockholders of the Corporation (the "Investment Agreement") OTHER THAN the repurchase of the Warrants or any other payment in respect thereof; or

                            (6) paying dividends on, purchasing, redeeming, retiring or otherwise acquiring for value any shares of the Series B Preferred Stock, which Series B Preferred Stock, except as specifically set forth herein, shall rank senior to the Series A Preferred Stock with respect to dividends, liquidation and/or redemption.

  3. LIQUIDATION, DISSOLUTION OR WINDING UP.


     (a) TREATMENT AT LIQUIDATION, DISSOLUTION OR WINDING UP. Subject to the rights and preferences of any class or series of Preferred Stock senior to, or on parity with, the Series A Preferred Stock and/or the Series B Preferred Stock with respect to liquidation preferences, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or


                                       5

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payment is made to any holders of: (i) Series B Junior Stock, the holders of each share of Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to the holders of the Corporation's capital stock, whether such assets are capital, surplus or earnings, an amount equal to $20.6185567 per share of Series B Preferred Stock (which amount shall be subject to Equitable Adjustment) plus all accrued and unpaid dividends thereon, whether or not earned or declared, up to and including the date full payment shall be tendered to the holders of the Series B Preferred Stock with respect to such liquidation, dissolution or winding up and (ii) Series A Junior Stock, the holders of each share of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock, whether such assets are capital, surplus or earnings, an amount equal to $3.19624976 per share of Series A Preferred Stock (which amount shall be subject to Equitable Adjustment) plus all accrued and unpaid dividends thereon, whether or not earned or declared, up to and including the date full payment shall be tendered to the holders of the Series A Preferred Stock with respect to such liquidation, dissolution or winding up.

         After payment shall have been made in full to the holders of the Preferred Stock as set forth above, or funds necessary for such payment shall have been irrevocably set aside by the Corporation in trust for the account of holders of the Preferred Stock so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock and any other class of Series A Junior Stock. If, in connection with any such liquidation, dissolution or winding up, the funds of the Corporation legally available to be paid to the holders of Preferred Stock are insufficient to pay in full the liquidation preference owing to the holders of a series of Preferred Stock, the holders of shares of any such series shall share ratably in funds available to be paid in respect of such series of Preferred Stock (in the priority set forth above in the preceding paragraph) according to the respective amounts which would be payable with respect to the number of shares owned by them if all the shares of such series were paid the full amount of the liquidation preference of such series.

         (b) In the event that the Corporation undertakes any transaction, the result of which is: (i) a consolidation or merger of the Corporation with or into another corporation or entity (other than a wholly-owned subsidiary) in which an unaffiliated third-party owns a majority of the outstanding capital stock of the surviving corporation or entity, (ii) the sale, transfer or other disposition of all or substantially all of the assets or all or a majority of the outstanding capital stock of the Corporation to an unaffiliated third party, or (iii) the consummation of a public offering of the Common Stock pursuant to an effective registration statement filed pursuant to the Securities Act in a transaction that does not meet the criteria of a "Qualified Public Offering" as set forth in Section B.9(c) hereof (each of (i), (ii) and (iii), a "Liquidation Event"), then pursuant to Section B.5(a)(iv) hereof, any holder of Series B Preferred Stock may elect to treat such Liquidation Event as a liquidation, dissolution or winding up within the meaning of Section B.3(a) above, and as a result of any such election, such holder of Series B Preferred Stock shall be entitled to the amount set forth in Section B.3(a) above in respect of each of its shares of Series B Preferred Stock.


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


                  (c) DISTRIBUTIONS OTHER THAN CASH. Whenever the distribution provided for in this Section B.3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property, as determined in good faith by two-thirds of the members of the Board of Directors of the Corporation. Any dispute that arises in connection with the Board of Directors' determination of fair market value shall be resolved as set forth in Section B.10.

               4. VOTING RIGHTS.

                  (a) Except as otherwise expressly provided herein or as required by law, each holder of: (i) Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held of record by such holder, as if such share were a share of Common Stock and (ii) Series B Preferred Stock shall be entitled to the number of votes per share of Series B Preferred Stock as shall equal the number of shares of Common Stock into which such share of Series B Preferred Stock is then convertible. Notwithstanding the foregoing, with respect to the Series A Preferred Stock, if (i) the sum of (x) the total number of shares of Series A Preferred Stock issued to any original holder thereof (the "Original Holder Shares") pursuant to the Investment Agreement PLUS (y) the aggregate number of shares of Common Stock issued by the Corporation upon exercise of any Warrant issued by the Corporation to such original holder pursuant to the Investment Agreement (whether or not subsequently transferred by the original holder), exceeds (ii) the maximum number of shares of Common Stock, in the aggregate, as adjusted, theretofore issued and thereafter issuable to such holder upon exercise of such Warrant (the "Maximum Voting Limit"), then the number of votes to which any holder of such Original Holder Shares (including the original holder and any transferee of such shares) is entitled shall be reduced by the amount of such excess on a share for share basis (and if there is more than one holder of the Original Holder Shares, such reduction shall be effected on a pro-rata basis).

                  (b) Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred Stock, Series B Preferred Stock and Common Stock shall vote together as a single class on all matters (with each share of Preferred Stock having such number of votes as are specified above in subparagraph (a)).

                  (c) Fractional votes shall not be permitted and any fractional voting rights resulting from any of the above shall be rounded to the nearest whole number (with one-half being rounded upward).

               5. REDEMPTION.

                  (a) REDEMPTION EVENTS.

                      (i) SCHEDULED REDEMPTION OF SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK. On March 15 in each of 2002, 2003 and 2004, the Corporation shall redeem the number of then outstanding shares of Series A Preferred Stock set forth below (subject to


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Equitable Adjustment) for the Series A Redemption Price (as defined below) and the number of then outstanding shares of Series B Preferred Stock set forth below (subject to Equitable Adjustment) for the Series B Redemption Price (as defined below). For the purposes of any redemption of Preferred Stock pursuant to this Section B.5(a)(i), the Series A Preferred Stock shall be on parity with the Series B Preferred Stock and shall not be included within the term "Series B Junior Stock."

                                          NUMBER OF SHARES OF                         NUMBER OF SHARES OF
                                       SERIES A PREFERRED STOCK                    SERIES B PREFERRED STOCK
DATE OF REDEMPTION                    OUTSTANDING TO BE REDEEMED                  OUTSTANDING TO BE REDEEMED
------------------                    --------------------------                  --------------------------
March 15, 2002                                  156,433                                     16,166
March 15, 2003                                  156,433                                     16,167
March 15, 2004                                  156,434                                     16,167

                           (ii) AUTOMATIC REDEMPTION OF SERIES A PREFERRED
STOCK UPON IPO. Immediately prior to and conditioned upon the consummation of the effectiveness of a public offering pursuant to an effective registration statement filed pursuant to the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation, the Corporation shall redeem each outstanding share of Series A Preferred Stock for the Series A Redemption Price.

                           (iii) AUTOMATIC REDEMPTION OF SERIES A PREFERRED
STOCK UPON MERGER OR REORGANIZATION. Immediately prior to and conditioned upon the consummation of the closing of (A) any acquisition of the Corporation by means of a merger or other form of corporate reorganization in which the outstanding shares of the Corporation are exchanged for securities or other consideration issued or paid, or caused to be issued or paid, by the acquiring company or its subsidiary and following which the stockholders of the Corporation own, in the aggregate, less than fifty percent (50%) of the total issued and outstanding voting capital stock of the surviving entity, or (B) any sale of all or substantially all of the assets of the Corporation and its subsidiaries, or (C) any sale of a material and substantial asset or group of assets of the Corporation or of any subsidiary of the Corporation other than in the ordinary course of business (including, without limitation, any sale of the capital stock of any subsidiary of the Corporation), whether in one transaction or in a series of transactions, in which the aggregate consideration paid to the Corporation by the purchaser or purchasers of such asset or group of assets exceeds $2,000,000, the Corporation shall redeem each outstanding share of Series A Preferred Stock for the Series A Redemption Price.


                           (iv) OPTIONAL REDEMPTION BY ANY HOLDER OF SERIES B
PREFERRED STOCK UPON MERGER, REORGANIZATION OR NON-QUALIFIED IPO. Any Liquidation Event (as defined in Section B.3(b) above) shall, at the election of a holder of Series B Preferred Stock, be deemed to be a liquidation, dissolution or winding up within the meaning of Section B.3(a), and as a result of any such election, such holder of Series B Preferred Stock shall be entitled to the


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amount set forth in Section B.3(a) above in respect of each of its shares of
Series B Preferred Stock.

                  (b) EVENTS OF DEFAULT; CONTROL OF THE BOARD OF DIRECTORS. If any Event of Default (as hereinafter defined) shall have occurred and be continuing, the Majority A Holders and/or the Majority B Holders may give the Corporation a written notice (an "Event of Default Notice") requiring: (i) the Corporation to repurchase the outstanding shares of Series A Preferred Stock for the Series A Redemption Price, and/or the outstanding shares of Series B Preferred Stock for the Series B Redemption Price, as applicable, in each case plus interest at the rate of ten percent (10%) per annum on any accrued and unpaid dividends outstanding as of the date of such Event of Default Notice, accruing from the date on which such dividend was payable, and/or (ii) the Board of Directors be reconstituted as provided in the immediately succeeding sentence. If the Corporation fails to repurchase outstanding shares of either class of Preferred Stock as required under Section B.5(a) above or fails to repurchase the shares of either class of Preferred Stock pursuant to this Section B.5(b) within thirty (30) days following its receipt of the Event of Default Notice from the Majority A Holders and/or the Majority B Holders, as the case may be, or in the event the Event of Default Notice so requires, the holders of the Series A Preferred Stock and Series B Preferred Stock, voting together as a single class (in accordance with Section B.4(a) above) shall be entitled to elect the smallest number of directors which shall constitute a majority of the authorized number of directors of the Corporation, and the holders of Common Stock shall be entitled to elect the remaining directors.

         Within two (2) business days after the failure of the Corporation to repurchase the outstanding shares of either class of Preferred Stock as aforesaid, or in the event the Event of Default Notice so requires, the Corporation shall call a special meeting of stockholders for the election of directors to be held as promptly as practicable. At such meeting and at any other meeting held while the holders of the Preferred Stock have such class voting rights, the holders of a majority of the voting power of the Preferred Stock (as set forth in the preceding paragraph) present in person or by proxy shall be sufficient to constitute a quorum for the election of directors as herein provided.

         In the case of any vacancy in the office of a director elected by a class of stock under this Section B.5(b), the remaining directors elected by such class may elect a successor to fill the vacancy. Any director elected pursuant to this Section B.5(b) may, at a meeting called for the purposes, be removed with or without cause by the vote of the holders of a majority of the shares of the class of stock that elected such director.

         Any of the following shall constitute an Event of Default hereunder:

                           (i) The failure by the Corporation to pay any
dividend in accordance with the terms of the Series A Preferred Stock or Series B Preferred Stock when due, which failure is not remedied within sixty (60) days after the Corporation's receipt of written notice

                                       9

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thereof from the Majority A Holders or the Majority B Holders, as applicable
("Default Notice").

                           (ii) The failure of the Corporation to observe or
perform any covenant or agreement contained in any of Sections 8.2, 8.3, 8.4,
8.5 or 8.6 of the Securityholders' Agreement, which failure is not remedied within thirty (30) days after the Corporation's receipt of a Default Notice with respect thereto, provided, however, in the case of Section 8.2 of the Securityholders' Agreement, it shall not be an Event of Default hereunder for so long as the Corporation is using commercially reasonable efforts to satisfy such
Section 8.2;

                           (iii) The failure of the Corporation to observe or
perform any covenant or agreement contained in any of Articles IV, VI or VII or Sections 8.1 or 8.7 of the Securityholders' Agreement; PROVIDED, HOWEVER, if any such failure is subject to cure within ten (10) business days of such failure, then it shall not be an Event of Default hereunder, until the expiration of such ten (10) business days so long as the Corporation is diligently seeking to cure such failure during such period;

                           (iv) The breach by the Corporation of any material
covenant or agreement (other than a breach described in clause (i) above, or clause (v) below) contained in these Restated Articles of Organization, including, without limitation, the failure to redeem any shares of either series of Preferred Stock required to be redeemed as provided in this Section B.5;

                           (v) The breach by the Corporation of any covenant or
agreement contained in these Restated Articles of Organization (other than a breach described in clause (i) or (iv) above) which such breach is not remedied within thirty (30) days after the Corporation's receipt of a Default of Notice with respect thereto from the Majority A Holders or the Majority B Holders, as applicable;

                           (vi) In the event (A) Chane Graziano (1) dies, (2) is
disabled for a period of time in excess of six (6) months and is unable to perform his duties for the Corporation in all material respects or (3) ceases to be an employee of the Corporation for any reason (any of clauses (1), (2) or (3), a "Triggering Event") and (B) either (I) a replacement for Mr. Graziano mutually acceptable to the Corporation, the Majority A Holders and the Majority B Holders is not installed within ninety (90) days of the Triggering Event or
(II) a replacement for Mr. Graziano acceptable to the Majority A Holders and the Majority B Holders is not installed within one-hundred and twenty (120) days of the Triggering Event;

                           (vii) The failure by the Corporation to repurchase
any securities (including without limitation any warrants) required to be so repurchased in accordance with the terms thereof; PROVIDED THAT it shall not be an Event of Default hereunder if such failure by the Corporation is a result of any provision in these Restated Articles of Organization or the lack of consent by the holders of Series A Preferred Stock and/or Series B Preferred Stock; or


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                           (viii) An Event of Default (as defined in the
Securityholders' Agreement) shall have occurred.

         Notwithstanding anything contained herein to the contrary, the rights of the holders of the Preferred Stock as aforesaid to elect a majority of the Board of Directors hereunder shall not preclude such holders from seeking and obtaining any other remedy, legal or equitable, with respect to their rights of redemption set forth hereunder.

                  (c) OPTIONAL REDEMPTION BY THE CORPORATION OF PREFERRED STOCK. All or any of the shares of Preferred Stock shall be redeemable at any time or from time to time after issuance, in whole or in part, at the option of the Corporation by vote or approval of (i) two-thirds of the members of the Board of Directors, (ii) the Majority A Holders and (iii) the Majority B Holders. Any such redemption of Preferred Stock by the Corporation under this Section B.5(c) shall be made pro-rata among all outstanding shares of Series A Preferred Stock and Series B Preferred Stock on a combined basis (unless, with respect to shares of Series B Preferred Stock only, such redemption is waived in accordance with Section B.5(g) hereof), and for the purposes of any redemption of Preferred Stock pursuant to this Section B.5(c), the Series A Preferred Stock shall be on parity with the Series B Preferred Stock and shall not be included within the term "Series B Junior Stock." Any redemption of Series A Preferred Stock under this Section B.5(c) shall be at the Series A Redemption Price. Any Redemption of Series B Preferred Stock under this Section B.5(c) shall be at the price specified in Section B.3(a) above.

                  (d) PRO RATA. If any redemption of either series of Preferred Stock shall be of less than all of the then outstanding shares of such series of Preferred Stock, such redemption shall be made so that the number of shares of such series of Preferred Stock held by each registered owner shall be reduced in an amount which shall bear the same ratio to the total number of shares of such series of Preferred Stock being so redeemed as the number of shares of such series of Preferred Stock then held by such registered owner bears to the aggregate number of shares of such series of Preferred Stock then outstanding; PROVIDED, HOWEVER, that the Corporation shall not be required to redeem fractional shares, and the shares of a series of Preferred Stock to be redeemed from any holder thereof may be rounded to the nearest full share.

                  (e) (i) SERIES A REDEMPTION PRICE. The redemption price for each share of Series A Preferred Stock (the "Series A Redemption Price") redeemed pursuant to this Section B.5 shall be $3.19624976 (which amount shall be subject to Equitable Adjustment) plus all accrued and unpaid dividends thereon, if any, whether or not earned or declared, on such shares up to and including the date fixed for redemption.

                       (ii) SERIES B REDEMPTION PRICE. The redemption price for each share of Series B Preferred Stock (the "Series B Redemption Price") redeemed pursuant to Section B.5(a)(i) or B.5(b) above (but not B.5(a)(iv) or B.5(c) above for which the price specified in Section B.3(a) shall apply) shall be equal to the greater of (1) $20.6185567 (which amount shall be subject to Equitable Adjustment) plus all accrued and unpaid dividends thereon, if any, whether or not earned or declared, on such shares up to and including the date fixed for redemption or (2) the amount per share that would be received if each share of Series B Preferred Stock were converted into Common Stock and such Common Stock were redeemed at its fair market value, as determined in good faith by two-thirds of the members of the Board of Directors of the Corporation, but without any discount for lack of control. Any dispute between the Corporation and any holder or holders representing at least 10% of the outstanding shares of Series B Preferred Stock that arises in connection with such determination of fair market value shall be resolved as set forth in Section B.10.

                  (f) REDEMPTION NOTICE. At least thirty (30) days but no more than sixty (60) days prior to each date fixed for redemption (the "Redemption Date") pursuant to Section B.5(a) or B.5(c) hereof, or promptly following the Corporation's receipt of the Event of Default Notice pursuant to Section B.5(b), the Corporation shall mail, postage prepaid, written notice (the "Redemption Notice") to each holder of record of the each series of Preferred Stock, at its address shown on the records of the Corporation; PROVIDED, HOWEVER, that the Corporation's failure to give such Redemption Notice shall in no way affect its obligation to redeem the shares of Preferred Stock as provided in Sections B.5(a) and B.5(b) hereof. The Redemption Notice shall contain the following information:

                           (i) the number of shares of each series of Preferred
Stock held by the holder which shall be redeemed by the Corporation and the total number of shares of each series of Preferred Stock held by all holders to be so redeemed;

                           (ii) the Redemption Date, the Series A Redemption
Price and the Series B Redemption Price; and

                           (iii) that the holder is to surrender to the
Corporation, at the place designated therein, its certificate or certificates representing the shares of Preferred Stock to be redeemed.

                  (g) WAIVER OF REDEMPTION.

                      (i) SERIES A PREFERRED STOCK. The Corporation's obligation to redeem all or any portion of the shares of Series A Preferred Stock pursuant to Sections B.5(a) or B.5(b) may be waived in whole or in part (such partial waiver to apply on a pro rata basis to all holders of shares of Series A Preferred Stock) by the written consent of the Majority A Holders. Such waiver shall be in writing and delivered to the Corporation before the Redemption Date applicable thereto and such waiver shall be on the terms and conditions specified therein.

                       (ii) SERIES B PREFERRED STOCK. The Corporation's obligation to redeem all or any portion of any holder's shares of Series B Preferred Stock may be waived in whole or in part by such holder. Such waiver shall be in writing and delivered to the

Corporation before the Redemption Date applicable thereto and such waiver shall be on the terms and conditions specified therein.

                  (h) SURRENDER OF CERTIFICATES. Each holder of shares of Preferred Stock to be redeemed shall surrender the certificate(s) representing such shares to the Corporation at the place designated in the Redemption Notice, and thereupon the redemption price for such shares as set forth in this Section
B.5 shall be paid to the order of the person whose name appears on such certificate(s) and each surrendered certificate shall be canceled and retired. In the event some but not all of the shares of either series of Preferred Stock represented by a certificate(s) surrendered by a holder are being redeemed, the Corporation shall execute and deliver to or to the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of such series of Preferred Stock which were not redeemed.

                  (i) DIVIDENDS AFTER REDEMPTION. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price therefor, no shares of Preferred Stock subject to redemption shall be entitled to any further dividends pursuant to Section B.2 hereof or any other rights hereunder.

                  (j) NO REISSUANCE OF PREFERRED STOCK. No share or shares of Preferred Stock (of either series) acquired by the Corporation by reason of redemption, purchase or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation shall from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of each series Preferred Stock.

                  (k) INSUFFICIENT FUNDS FOR REDEMPTION. If the funds of the Corporation legally available for redemption of Preferred Stock pursuant to Section B.5(a)(i) or Section B.5(c) only on any Redemption Date are insufficient to redeem in full all of the Preferred Stock to be so redeemed on such Redemption Date, the holders of such shares of Preferred Stock to be so redeemed shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the number of shares owned by them if the shares to be so redeemed on such Redemption Date were redeemed in full. If the funds of the Corporation legally available for redemption of Preferred Stock other than pursuant to Section B.5(a)(i) or B.5(c) on any Redemption Date are insufficient to redeem in full all of the Preferred Stock to be so redeemed on such Redemption Date, then until the Series B Redemption Price is paid in full, the holders of shares of Series B Preferred Stock shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the number of shares of Series B Preferred Stock owned by them if the shares of Series B Preferred Stock to be so redeemed on such Redemption Date were redeemed in full; thereafter, the holders of shares of Series A Preferred Stock shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the number of shares of Series A Preferred Stock owned by them if the shares to be so redeemed on such Redemption Date were redeemed in full. The shares of either series of

Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein so long as such amounts remain unpaid, notwithstanding Section B.5(i) above. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Preferred Stock, such funds will be used, immediately, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.

               6. RESTRICTIONS AND LIMITATIONS.

                  (a) AMENDMENTS TO CHARTER; CORPORATE ACTION-CONSENT OF ALL PREFERRED STOCK. Notwithstanding anything to the contrary contained herein, the Corporation shall not amend its Articles of Organization without the approval by vote or written consent of the Majority A Holders and the Majority B Holders. In addition, the Corporation will not take any other corporate action without such approval or consent of the Majority A Holders and the Majority B Holders, if such corporate action would:

                           (i) authorize or issue, or obligate the Corporation
to authorize or issue, additional shares of Preferred Stock or other class of security senior to or on a parity with the Series A Preferred Stock or Series B Preferred Stock with respect to liquidation preferences, dividend rights, voting rights (other than voting rights of Common Stock with one (1) vote per share), redemption rights; or

                           (ii) merge or consolidate the Corporation with, or
sell, assign, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or in a series of transactions) all, or substantially all, of its assets or capital stock (whether now owned or hereinafter acquired) or sell, assign or otherwise dispose of (whether in one transaction or in a series of transactions) any asset or group of assets which is material to the business or operations of the Corporation and its subsidiaries, taken as a whole, or permit any subsidiary to do any of the foregoing, except for sales or other dispositions of assets in the ordinary course of business and except that (1) any subsidiary may merge into or consolidate with or transfer assets to any other subsidiary and (2) any subsidiary may merge into or transfer assets to the Corporation; or

                           (iii) acquire or obligate the Corporation to acquire
the stock or assets of any entity (other than a wholly-owned subsidiary of the Corporation) for consideration in excess of $10,000 in the aggregate in one or a series of related transactions; PROVIDED, HOWEVER, that investments in short-term U.S. government securities, bank certificates of deposit or other similar investments shall not be deemed a breach of this clause (iii).

                  (b) CORPORATE ACTION-REQUIRED CONSENT OF SERIES B PREFERRED STOCK. In addition to the provisions of subparagraph (a), above, the Corporation will not take any corporate action without the approval of each of the holders of Series B Preferred Stock if such corporate action would:

                           (i) reduce the amount payable to the holders of
Series B Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

                           (ii) adversely affect the liquidation preferences,
dividend rights, voting rights, redemption rights, conversion rights or other rights of the holders of Series B Preferred Stock.

                  (c) CORPORATE ACTION-REQUIRED CONSENT OF SERIES A PREFERRED STOCK. In addition, the Corporation will not take any corporate action without the approval of the Majority A Holders if such corporate action would:

                           (i) reduce the amount payable to the holders of
Series A Preferred upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

                           (ii) adversely affect the liquidation preferences,
dividend rights, voting rights or redemption rights of the holders of Series A Preferred Stock.

         7. NO IMPAIRMENT. The Corporation will not, by amendment of its Articles of Organization or through any reorganization, transfer of capital stock or assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of either series of Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Preferred Stock against impairment. Without limiting the generality of the foregoing the Corporation will not transfer all or substantially all of its properties and assets to any other person (corporate or otherwise), or consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Corporation (if the Corporation is not the surviving person), unless such transaction is effected in accordance with Section B.6 and such other person shall expressly assume in writing and will be bound by all the terms of each series of Preferred Stock set forth herein.

         8. NOTICES OF RECORD DATE. In the event of

                  (a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, or

                  (b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation or any subsidiary of the Corporation or any material and substantial asset or group of assets of the

Corporation or of any subsidiary of the Corporation to any other company, or any other entity or person, or

                  (c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series A Preferred Stock and each holder of Series B Preferred Stock, a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be delivered by hand, sent by reputable overnight courier service or electronic facsimile transmission (return receipt requested or mailed by first class mail, postage prepaid, at least thirty (30) days prior to the date specified in such notice on which such action is to be taken.

         9. CONVERSION RIGHTS. The holders of Series B Preferred Stock shall have conversion rights as follows:

                  (a) RIGHT TO CONVERT. Subject to and in compliance with the provisions of this Section B.9, any shares of Series B Preferred Stock may be converted at any time and from time to time into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which each share of the Series B Preferred Stock shall be converted shall be computed by multiplying the number of shares of Series B Preferred Stock to be converted by $20.6185567 (which amount shall be subject to adjustment upon any subdivision of shares of Series B Preferred Stock or any issuance of additional shares of Series B Preferred Stock as a dividend or other distribution on outstanding Series B Preferred Stock) and dividing the result by the applicable Conversion Price then in effect. The initial Conversion Price shall be $20.6185567, subject to adjustment from time to time pursuant to this Section B.9.

                  (b) VOLUNTARY CONVERSION.

                           (i) At any time and from time to time, upon the
written election of any holder of Series B Preferred Stock, all or any part of the shares of Series B Preferred Stock of such holder may be converted into a number of shares of Common Stock calculated in accordance with Section B.9(a) above.

                           (ii) At any time, upon the written election of
holders of at least seventy percent (70%) in interest of the then outstanding shares of Series B Preferred Stock, all of the shares of Series B Preferred Stock then outstanding shall be converted into a number of shares of Common Stock calculated in accordance with Section B.9(a) above.

                  (c) AUTOMATIC CONVERSION. Each share of Series B Preferred Stock outstanding shall automatically be converted into the number of shares of Common Stock into which such shares are convertible pursuant to the formula set forth in Section B.9(a) above at the then effective Conversion Price immediately upon the closing of an underwritten public offering (a "Qualified Public Offering") pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock of the Corporation of which the aggregate net proceeds attributable to sales for the account of the Corporation exceed $15,000,000 at a per share price to the public (as set forth in the final prospectus in connection with such public offering) equal to at least $41.2371134 (which amount shall be subject to Equitable Adjustment).

                  (d) CONVERSION PROCEDURES.

                           (i) Upon the occurrence of an event specified in
subparagraphs (b)(ii) or (c) above, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; PROVIDED, HOWEVER, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of the Series B Preferred Stock being converted are delivered to the Corporation or any transfer agent, or the holder notifies the Corporation or any transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

                           (ii) Upon surrender at the principal executive office
of the Corporation or the offices of the transfer agent for the Series B Preferred Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designated by notice to the holders of the Series B Preferred Stock by the Corporation, of either (x) the certificate or certificates representing the Series B Preferred Stock being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or (y) an affidavit certifying that such certificate(s) has been lost, stolen or destroyed (along with an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith), in either case accompanied by written notice of conversion and the payment to the Corporation of a sum sufficient to cover any tax or governmental charge imposed with respect to the issuance of Common Stock in a name other than that of the holder of the Series B Preferred Stock being converted, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder's designee, at the address designated by such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion, and the Corporation shall pay to the holder of the Series B Preferred Stock being converted an amount equal to all accrued and unpaid dividends thereon, whether or not earned or declared, up to and including the effective date of conversion.

                  (e) EFFECTIVE DATE OF CONVERSION. The issuance by the Corporation of shares of Common Stock upon a conversion of Series B Preferred Stock into shares of Common Stock shall be effective as to any holder upon the earliest of the date that holders of at least seventy percent (70%) of the then outstanding shares of Series B Preferred Stock or such holder of Series B Preferred Stock shall have elected conversion pursuant to Section B.9(b) hereof by notice to the Corporation to such effect or immediately prior to the closing of a Qualified Public Offering, as applicable. On and after the effective date of conversion, the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock.

                  (f) FRACTIONAL SHARES. The Corporation shall not be obligated to deliver to holders of Series B Preferred Stock any fractional share of Common Stock issuable upon any conversion of such Series B Preferred Stock, but in lieu thereof may make a cash payment in respect thereof in any manner permitted by law.

                  (g) RESERVATION OF COMMON STOCK. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of Series B Preferred Stock as herein provided, free from any preemptive rights or other obligations, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the Series B Preferred Stock then outstanding, provided that the shares of Common Stock so reserved shall not be reduced or affected in any manner whatsoever so long as any shares of Series B Preferred Stock are outstanding. The Corporation shall prepare and shall use its best efforts to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, and shall comply with all requirements as to registration, qualification or listing of the Common Stock, in order to enable the Corporation lawfully to issue and deliver to each holder of record of Series B Preferred Stock such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all Series B Preferred Stock then outstanding and convertible into shares of Common Stock.

                  (h) ADJUSTMENTS TO CONVERSION PRICE. The Conversion Price in effect from time to time shall be subject to adjustment, regardless of whether any shares of Series B Preferred Stock are then issued and outstanding, as follows:

                           (i) STOCK DIVIDENDS, SUBDIVISIONS AND COMBINATIONS.
Upon the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock or other capital stock, the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or the combination of outstanding shares of Common Stock into a smaller number of shares of the Common Stock, the Conversion Price shall, simultaneously with the happening of such dividend, subdivision or split be adjusted by multiplying the then effective Conversion Price by a fraction, the NUMERATOR of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the DENOMINATOR of which shall be the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this Section B.9(h)(i) shall be given effect, upon payment of such a dividend or distribution, as of the record date for the determination of stockholders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.

                           (ii) SALE OF COMMON STOCK. In the event the
Corporation shall at any time, or from time to time, issue, sell or exchange any shares of Common Stock (including shares held in the Corporation's treasury but excluding (i) up to 206,620 shares of Common Stock (as appropriately adjusted for stock splits, stock dividends and the like) issued or to be issued to officers, directors, employees, consultants or agents of the Corporation or upon the exercise of options or other rights issued or to be issued to such officers, directors, employees, consultants or agents pursuant to the Corporation's 1996 Stock Option and Grant Plan, (ii) up to 431,756 shares of Common Stock (as appropriately adjusted for stock splits, stock dividends and the like) issuable upon exercise or conversion of the Warrants and (iii) the shares of Common Stock issuable upon conversion of the Series B Preferred Stock (collectively, (the "Excluded Shares")), for a consideration per share less than the Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares, then, and thereafter successively upon each such issuance, sale or exchange, the Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares shall forthwith be reduced to an amount determined by multiplying such Conversion Price by a fraction:

                                    (1) the NUMERATOR of which shall be (i) the
                  number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion, exchange or exercise of any outstanding Preferred Stock, options, warrants, rights or other convertible or exchangeable securities), plus (ii) the number of shares of Common Stock which the net aggregate consideration received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Conversion Price (prior to adjustment), and

                                    (2) the DENOMINATOR of which shall be (i)
                  the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Preferred Stock, options, warrants, rights or other convertible or exchangeable securities), plus (ii) the number of such additional shares of Common Stock so issued.

                           (iii) SALE OF OPTIONS, RIGHTS OR CONVERTIBLE
SECURITIES. In the event the Corporation shall at any time or from time to time, issue options, warrants or rights to subscribe for shares of Common Stock (other than any options for Excluded Shares), or issue any securities convertible into or exchangeable for shares of Common Stock (or any options, warrants, or rights to subscribe for such convertible or exchangeable securities), for a consideration per share (determined by dividing the Net Aggregate Consideration (as determined below) by the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible or exchangeable securities were exercised, converted or exchanged to the fullest extent permitted by their terms) less than the Conversion Price in effect immediately prior to the issuance of such options or rights or convertible or exchangeable securities, the Conversion Price in effect immediately prior to the issuance of such options, warrants or rights or convertible or exchangeable securities shall forthwith be reduced to an amount determined by multiplying such Conversion Price by a fraction:

                                    (1) the NUMERATOR of which shall be (i) the
                  number of shares of Common Stock outstanding immediately prior to the issuance of such options, rights or convertible securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Preferred Stock, options, warrants, rights or other convertible or exchangeable securities), plus (ii) the number of shares of Common Stock which the net aggregate amount of consideration received by the Corporation for the issuance of such options, warrants, rights or other convertible or exchangeable securities, plus the minimum amount set forth in the terms of such security as payable to the Corporation upon the exercise, exchange or conversion thereof (the "Net Aggregate Consideration") would purchase at the Conversion Price (prior to adjustment), and

                                    (2) the DENOMINATOR of which shall be (i)
                  the number of shares of Common Stock outstanding immediately prior to the issuance of such options, warrants, rights or convertible or exchangeable securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion, exchange or exercise of any outstanding Preferred Stock, options, warrants, rights or other convertible or exchangeable securities), plus (ii) the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or other convertible or exchangeable securities were exercised, exchanged or converted.

                           (iv) EXPIRATION OR CHANGE IN PRICE OR NUMBER OF
SHARES. If the consideration per share and/or the number of shares issuable provided for in any options or rights to subscribe for shares of Common Stock or any securities exchangeable for or convertible into shares of Common Stock (other than options, warrants or convertible securities for Excluded Shares), changes at any time (other than in connection with a transaction provided for elsewhere in this Section B.9 and for which adjustment has been made pursuant to this Section B.9), the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such options, rights or exchangeable or convertible securities provided for such changed consideration and/or changed number of shares issuable per share (determined as provided in Section B.9(h)(iii) hereof), at the time initially granted, issued or sold (subject to any intervening adjustments); PROVIDED, that such adjustment of the Conversion Price will be made only as and to the extent that the Conversion Price effective upon such adjustment remains less than or equal to the Conversion Price that would be in effect if such options, rights or securities had not been issued. No adjustment of the Conversion Price shall be made under this Section B.9 upon the issuance of any shares of Common Stock which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if an adjustment shall previously have been made upon the issuance of such warrants, options or other rights. Any adjustment of the Conversion Price shall be disregarded and rescinded if (but only to the extent), as, and when the rights to acquire shares of Common Stock upon exercise or conversion of the warrants, options, rights or convertible securities which gave rise to such adjustment expire or are canceled without having been exercised, so that the Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Conversion Price in effect at the time of the issuance of the expired or canceled warrants, options, rights or convertible securities (subject to any intervening adjustments), with such additional adjustments as would have been made to that Conversion Price had the expired or canceled warrants, options, rights or convertible securities not been issued.

                  (i) MERGERS AND OTHER REORGANIZATIONS. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section B.9) or a merger or consolidation of the Corporation with or into another corporation or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of and as a condition to the effectiveness of such reorganization, merger, consolidation or sale, lawful and adequate provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the kind and amount of shares of stock or other securities or property resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon such conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of the Series B Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section B.9 (including without limitation provisions for adjustment of the Conversion Price and the number of shares purchasable upon conversion of the Series B Preferred Stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of the Series B Preferred Stock.

         Upon the occurrence of a Liquidation Event (as defined in Section B.3(b)), each holder of Series B Preferred Stock shall have the option, upon written election of such holder, of having its shares of Series B Preferred Stock treated under either this Section B.9(i) or Section B.5(a)(iv) hereof.

                  (j) OTHER ADJUSTMENTS. In the event the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event lawful and adequate provision shall be made so that the holders of Series B Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities of the Corporation which they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the effective date of the conversion, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section B.9 as applied to such distributed securities.

         If the Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section B.9), then and in each such event the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share of Series B Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

         (k) NOTICES. In each case of an adjustment or readjustment of the Conversion Price, the Corporation will furnish each holder of Series B Preferred Stock with a certificate, prepared by the Chief Financial Officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based. In the event of any dispute between the Corporation and holders representing at least 10% of the outstanding Series B Preferred Stock regarding such adjustment or readjustment, the Corporation and such holders of the Series B Preferred Stock shall first use their best efforts to resolve such dispute among themselves or to agree upon the selection of the firm of independent certified public accountants of recognized standing (each, an "Independent Accounting Firm"), to make a final and binding determination of the adjustment or readjustment. If the parties are unable to resolve the dispute or to agree upon an Independent Accounting Firm within 30 calendar days after the commencement of efforts to resolve the dispute, a majority-in-interest of such holders, on one hand, and the Corporation, on the other hand, shall each select an Independent Accounting Firm within 30 days after the conclusion of such initial 30 day period. Within 10 days after such selection, each such Independent Accounting Firm shall select a third Independent Accounting Firm to make a final and binding

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

determination of such adjustment or readjustment. Each of the Corporation, on the one hand, and such holders of the Series B Preferred Stock, on the other hand, shall be responsible for the fees and expenses of the Independent Accounting Firm selected by such party(ies). The determination of the Independent Accounting Firm selected by agreement of the parties or selected by their respective Independent Accounting Firms shall be final and binding on the Corporation and the holders and the expenses of such Independent Accounting Firm shall be borne one-half by the Corporation and one-half by such holders, pro rata in proportion to the number of shares of Series B Preferred Stock owned by each such holder.

                  (l) OTHER DILUTIVE EVENTS. If any other transaction or event (other than those explicitly referred to in this Section B.9) shall occur as to which the other provisions of this Section B.9 are not strictly applicable but the failure to make any adjustment to the Conversion Price or any of the other terms of the Series B Preferred Stock would not fairly protect the conversion or other rights of the holders of the Series B Preferred Stock set forth herein in accordance with the essential intent and principles hereof, then, and as a condition to the consummation of any such transaction or event, and in each such case, the Corporation and the Majority B Holders shall appoint an Independent Accounting Firm (in the manner provided in the preceding subparagraph (k)) which shall give its opinion as to the adjustment, if any, on a basis consistent with the essential intent and principle established in this Section B.9(l), necessary to preserve, without dilution, the rights of the holders of the Series B Preferred Stock.

         10. DISPUTES AS TO FAIR MARKET VALUE. In the event of any dispute between the Corporation and any holder or holders representing at least 10% of the outstanding shares of any class of Preferred Stock regarding the determination of fair market value of any property or security, the Corporation and such holders of such class of Preferred Stock shall first use their best efforts to resolve such dispute among themselves or to agree upon the selection of an independent, non-affiliated appraiser of recognized standing with at least five (5) years of experience in the relevant industry (each an "Independent Appraiser") to make a final and binding determination of the fair market value of such property or security (without any discount for lack of control, if applicable). If the parties are unable to resolve the dispute or to agree upon an Independent Appraiser within thirty (30) calendar days after the commencement of efforts to resolve the dispute, a majority-in-interest of such holders of such class of Preferred Stock and the Corporation each shall select an Independent Appraiser within thirty (30) days after the conclusion of such initial thirty (30) day period. Within ten (10) days after such selection, such Independent Appraisers shall select a third non-affiliated appraiser of recognized standing with at least five (5) years experience in the relevant industry (the "Third Appraiser") to make a final and binding determination of the fair market value of such property or security (without any discount for lack of control, if applicable). Each of the Corporation, on the one hand, and such holders of the shares of such class of Preferred Stock, on the other hand, shall be responsible for the fees and expenses of the Independent Appraiser selected by such party(ies). The determination of the Independent Appraiser selected by agreement of the parties or the Third Appraiser selected as provided above (as the case may be) shall be final and binding on the Corporation and the holders, and the expenses of such agreed upon Independent Appraiser or Third Appraiser (as the case may be) shall be borne one-half by the Corporation and one-half by such holders, pro-rata in proportion to the number of shares of such class of Preferred Stock owned by each such holder.

                         C. UNDESIGNATED PREFERRED STOCK

         The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide for the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

                                    ARTICLE V

                               STOCKHOLDER ACTION

         1. ACTION WITHOUT MEETING. Except as otherwise provided herein, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

         2. SPECIAL MEETINGS. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

                                   ARTICLE VI

                                    DIRECTORS

         1. GENERAL. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

         2. ELECTION OF DIRECTORS. Election of Directors need not be by written ballot unless the By-laws of the Corporation (the "By-laws") shall so provide.


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


         3. NUMBER OF DIRECTORS; TERM OF OFFICE. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series or class of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as reasonably possible. The initial Class I Directors of the Corporation shall be Christopher W. Dick, Robert Dishman and Richard C. Klaffky, Jr.; the initial Class II Directors of the Corporation shall be David Green and John F. Kennedy; and the initial Class III Directors of the Corporation shall be Chane Graziano and Earl R. Lewis. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2001, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2002, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2003. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

         Notwithstanding the foregoing, whenever, pursuant to the provisions of
Article IV of this Certificate, the holders of any one or more series or class of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable thereto.

         4. VACANCIES. Subject to the rights, if any, of the holders of any series or class of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Subject to the rights, if any, of the holders of any series or class of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; PROVIDED, HOWEVER, that no decrease in the number of Directors shall shorten the term of any incumbent Director.

         5. REMOVAL. Subject to the rights, if any, of any series or class of Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of Directors. At least forty-five
(45) days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

                                   ARTICLE VII

                             LIMITATION OF LIABILITY

         A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

         Any repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.

                                  ARTICLE VIII

                              AMENDMENT OF BY-LAWS

         1. AMENDMENT BY DIRECTORS. Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

         2. AMENDMENT BY STOCKHOLDERS. The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose as provided in the By-laws, by the affirmative vote of at least 75% of the shares present in person or represented by proxy at such meeting and entitled to vote on such amendment or repeal, voting together as a single class; PROVIDED, HOWEVER, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority


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

of the shares present in person or represented by proxy at such meeting and entitled to vote on such amendment or repeal, voting together as a single class.

                                   ARTICLE IX

                    AMENDMENT OF CERTIFICATE OF INCORPORATION

         The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of this Certificate, and in addition to any other vote of holders of voting stock that is required by this Certificate or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; PROVIDED, HOWEVER, that the affirmative vote of not less than 75% of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V, Article VI, Article VII or Article IX of this Certificate.


                                  [End of Text]


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



         THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this ____ day of _______, 2000

                                        HARVARD BIOSCIENCE, INC.

                                        By:
                                           ------------------------------------
                                           Name:
                                                 -------------------------------
                                           Title:
                                                 -------------------------------